SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Furiex Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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FURIEX PHARMACEUTICALS, INC.

3900 Paramount Parkway, Suite 150

Morrisville, North Carolina 27560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2014

TO THE STOCKHOLDERS OF

FURIEX PHARMACEUTICALS, INC.:

The 2014 annual meeting of stockholders of Furiex Pharmaceuticals, Inc. will be held at The Umstead Hotel, 100 Woodland Pond Drive, Cary, North Carolina, on May 22, 2014, at 9:00 a.m. local time, for the following purposes:

1.	To elect a board of six directors;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To approve, on an advisory basis, our 2013 executive compensation; and

4.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on April 4, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our principal offices in Morrisville, North Carolina beginning on April 11, 2014 and continuing through May 22, 2014 for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this notice, the proxy statement (including an electronic proxy card for the meeting) and our 2013 annual report to stockholders via the internet. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

Our stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the accompanying proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible.

Morrisville, North Carolina

Dated: April 11, 2014

By Order of the Board of Directors

Donald R. Reynolds

Secretary

FURIEX PHARMACEUTICALS, INC.

3900 Paramount Parkway, Suite 150

Morrisville, North Carolina 27560

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 22, 2014

This proxy statement has been prepared by the management of Furiex Pharmaceuticals, Inc. “We,” “our” and the “Company” each refers to Furiex Pharmaceuticals, Inc.

In accordance with the Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials, including the notice, proxy statement, electronic proxy card for the meeting and 2013 annual report to stockholders, including financial statements, by providing access to them on the internet. These materials were first available on the internet on April 11, 2014. We mailed a notice of internet availability of proxy materials on or about April 11, 2014 to our stockholders of record and beneficial owners as of April 4, 2014, the record date for the meeting. The proxy statement and notice of internet availability of proxy materials contain instructions for accessing and reviewing our proxy materials on the internet and for voting by proxy over the internet. If you prefer to receive printed copies of our proxy materials, the notice of internet availability of proxy materials contains instructions on how to request such materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you receive in response to your request. Viewing our proxy materials and voting by proxy electronically this year and in the future will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printing and mailing these materials.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

You are entitled to vote your common stock if you held shares as of the close of business on April 4, 2014. At the close of business on April 4, 2014, a total of 10,805,611 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by Proxies

If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	via the internet by accessing the proxy materials on the secure website, http://www.astproxyportal.com/ast/26348/, and following the voting instructions on that website;

•	via telephone by calling toll free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 outside the United States and following the recorded instructions; or

•

by requesting printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the notice of internet availability of proxy materials and completing, dating, signing and returning the proxy card that you receive in response to your request.

The internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the internet or telephone must be completed by 11:59 p.m. local time on May 21, 2014. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

We are not aware of any other matters to be presented at the meeting except for those described in this proxy statement. If any matters not described in this proxy statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies may vote your shares on the new meeting date as well, unless you revoke your proxy instructions before then.

Revoking Your Proxy Instructions

You may revoke your proxy. If you are a stockholder of record, you may either (1) advise our corporate Secretary, Donald R. Reynolds, in writing before the meeting, (2) deliver later proxy instructions before the meeting or (3) attend the meeting and vote in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the meeting if you obtain a legal proxy giving you the right to do so.

Counting Votes

The annual meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have submitted or returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced to the meeting. Broker non-votes also count for quorum purposes. If you hold your common stock through a broker, bank or other nominee, generally the nominee may only vote the common stock that it holds for you in accordance with your instructions. However, if the nominee has not received your instructions before the meeting, the nominee may vote on matters that are considered to be routine under rules governing the nominee. If a nominee cannot vote on a particular matter because it is not routine, there will be a “broker non-vote” on that matter. We do not count broker non-votes as votes for or against any proposal. We do count abstentions as votes against a proposal. Although there is no definitive statutory or case law in Delaware regarding broker non-votes and abstentions, we believe that our intended treatment of them is appropriate. An inspector of election will count all votes cast at the meeting and report the results on each matter presented at the meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. In addition to soliciting proxies by mail, our employees might solicit proxies personally and by telephone. None of these employees will receive any additional compensation for this. We have not, but may, retain a proxy solicitor to assist in the solicitation of proxies for a fee. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Attending the Annual Meeting

If you are a holder of record and plan to attend the annual meeting, please bring your proxy or a photo identification to confirm your identity. If you are a beneficial owner of common stock held by a bank or broker, i.e., in “street name,” you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common stock held in street name, you must get a proxy in your name from the registered holder.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our bylaws currently provide that the number of directors constituting the Board of Directors shall be not less than five nor more than twelve. The Board may establish the number of directors within this range. There are six directors currently serving on our Board and the number of directors to be elected at this annual meeting is six.

Vote Required

Directors are elected by a plurality of the votes cast at the annual meeting. This means that the six nominees receiving the highest number of votes will be elected.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the election of the nominees named in this proxy statement. Each nominee has agreed to serve and we expect that each of the nominees will be able to serve if elected. However, if any nominee is unavailable for election, the proxies may vote your common stock to elect a substitute nominee proposed by the Board of Directors.

If you hold your shares in street name and do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors.

Nominees

The Board of Directors unanimously recommends the six nominees listed below for election to the Board. Each nominee currently serves as a director of the Company. The Board of Directors has determined that each director and nominee for director other than Dr. Eshelman, to whom we granted stock options in 2011 pursuant to his consulting agreement, and Dr. Almenoff, who serves as our President and Chief Medical Officer, is independent as defined in Rule 5605(a)(2) of the Nasdaq Stock Market listing rules. In addition to the specific bars to independence set forth in that rule, we also consider whether a director or his or her affiliates have provided any services to, worked for or received any compensation from us in the past three years in particular; none of our independent directors has done so. In addition, none of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of the Company.

Director Nominees

Name of Nominee	Age	Director Since	Position on Board
June S. Almenoff, M.D., Ph.D.	57	May 2012	Director, President and Chief Medical Officer
Peter B. Corr, Ph.D.	65	February 2010	Director
Stephen R. Davis	53	May 2013	Director
Wendy L. Dixon, Ph.D.	58	February 2010	Director
Fredric N. Eshelman, Pharm.D.	65	October 2009	Founding Chairman
Stephen W. Kaldor, Ph.D.	51	December 2010	Director

Information about the Nominees

June S. Almenoff, M.D., Ph.D. has served as the president and chief medical officer of Furiex since its inception in 2010 and is the principal executive officer of the Company. She has served on our Board of Directors since 2012. Dr. Almenoff joined Furiex after a successful 12-year career at GlaxoSmithKline, or GSK. She was vice president in the clinical safety and pharmacovigilance organization at GSK, where she served on the company’s senior governing medical boards and managed a diverse therapeutic portfolio supporting numerous regulatory approvals. She led the GSK teams that developed three pioneering systems for minimizing risk in early- and late-stage drug development; these have been widely implemented by pharmaceutical companies and regulatory agencies and their impact on the industry has been recognized by the Wall Street Journal Technology Innovation Award and several other prestigious awards. During her tenure at GSK, Dr. Almenoff chaired the Pharma-FDA working group on safety signal detection and was lead author on its influential position paper. She also led the scientific diligence effort for the acquisition of Stiefel Laboratories and established a licensing program for a drug development unit. Prior to joining GSK, Dr. Almenoff was on the faculty of Duke University Medical Center, where she is currently a Consulting Professor of Medicine. Dr. Almenoff serves on the board of directors of Ohr Pharmaceutical, Inc. She is an author on more than 50 publications. Dr. Almenoff earned a bachelor's degree, cum laude, from Smith College. She graduated from the M.D.-Ph.D. program at Mt. Sinai School of Medicine and completed a residency in internal medicine and a fellowship in infectious diseases at Stanford University Medical Center. She is a board-certified Fellow of the American College of Physicians with 10 years of clinical practice experience.

Among other experience, qualifications, attributes and skills, Dr. Almenoff’s in-depth knowledge and understanding of our Company, experience and knowledge of drug development and of the pharmaceutical industry, and her technical expertise, support her service as a director of our Company in light of our business and structure.

Peter B. Corr, Ph.D. is Co-Founder and Managing General Partner of Auven Therapeutics Management, L.L.L.P., previously known as Celtic Therapeutics Management L.L.L.P. Dr. Corr retired from Pfizer Inc. in December 2006 where he was Senior Vice President for Science and Technology, a position he had held since 2002. He also headed worldwide pharmaceutical research and development for Pfizer. Previously, Dr. Corr served as Executive Vice President, Pfizer Global Research & Development, and President, Worldwide Development. Prior to Pfizer, Dr. Corr served as Senior Vice President, Discovery Research, at Monsanto/Searle and President of Pharmaceutical Research and Development at Warner Lambert/Parke Davis. Dr. Corr, who received his Ph.D. from Georgetown University School of Medicine, spent 18 years as a researcher in molecular biology and pharmacology at Washington University in St. Louis. When he left Washington University, Dr. Corr was Professor, Department of Medicine (Cardiology) and Professor, Department of Pharmacology and Molecular Biology. His research has been published in more than 160 scientific manuscripts. In addition to his work at Pfizer, Dr. Corr was Chairman of the Science & Regulatory Executive Committee of the Pharmaceutical Research and Manufacturers of America (PhRMA); Chairman of the PhRMA Foundation Board of Directors; and Chairman of the Hever Group for several years, representing Chief Scientific Officers across the European and U.S. based pharmaceutical industry.

Among other experience, qualifications, attributes and skills, Dr. Corr’s executive experience at leading pharmaceutical research and development companies supports his service as a director of our Company in light of our business and structure.

Stephen R. Davis has served as the Executive Vice President, Chief Operating Officer and a director of Heron Therapeutics, Inc. since May 2013. Mr. Davis was from April 2010 until December 2012 the Executive Vice President, Chief Operating Officer of Ardea Biosciences, Inc., a technology company focused on the development of small-molecule therapeutics for the treatment of serious diseases, which was acquired by AstraZeneca PLC in June 2012. Prior to joining Ardea in 2010, Mr. Davis was the President and Chief Executive Officer of Neurogen Corporation, a biotechnology company, which was acquired by Ligand Pharmaceuticals in December 2009. Prior to being named Chief Executive Officer of Neurogen in February 2008, Mr. Davis served as Chief Operating Officer of Neurogen beginning in April 2005 and Executive Vice President from September 2001 through April 2005. Mr. Davis joined Neurogen in 1994 as Vice President of Finance and Chief Financial Officer. From 1990 through June 1994, Mr. Davis was employed by Milbank, Tweed, Hadley & McCloy LLP as a corporate and securities attorney. Mr. Davis serves on the board of directors of Synageva Biopharma Corp. and A.P. Pharma, Inc., and previously served on the board of directors of Neurogen Corp. and Trimeris, Inc. (now part of Synageva Biopharma).  Previously, Mr. Davis practiced as a Certified Public Accountant with Arthur Andersen & Co. Mr. Davis received his B.S. in Accounting from Southern Nazarene University and a J.D. from Vanderbilt University.

Among other experience, qualifications, attributes and skills, Mr. Davis’ in-depth knowledge of the biotechnology and pharmaceutical industries, including his experience serving as an executive overseeing the development of drug candidates and leading numerous strategic transactions, coupled with his knowledge of corporate finance and financial accounting, supports his service as a director of our Company in light of our business and structure.

Wendy L. Dixon, Ph.D. was formerly the Chief Marketing Officer and President of Global Marketing for Bristol-Myers Squibb from 2001 to 2009. While at Bristol-Myers Squibb, Dr. Dixon also served on the CEO’s Executive Committee. She has had an over 30-year career in the pharmaceutical and biotechnology business, combining a technical background and experience in drug development and regulatory affairs with commercial responsibilities in building and leading organizations and launching and growing more than 20 pharmaceutical products including Tagamet, Fosamax, Singulair, Plavix, Abilify, Reyataz and Baraclude. From 1996 to 2001 she was Senior Vice President Marketing at Merck and prior to that she held executive management positions at West Pharmaceuticals, Osteotech and Centocor, and various positions at SmithKline and French (now GlaxoSmithKline) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon serves on the boards of directors of Alkermes PLC, bluebird bio, Inc., Edimer Pharmaceuticals, Inc., Incyte Corporation, Orexigen Therapeutics and formerly on Ardea Biosciences, Inc. (sold to AstraZeneca PLC in 2012) and Dentsply International.

Among other experience, qualifications, attributes and skills, Dr. Dixon’s technical background in drug development, commercialization, marketing and regulatory affairs supports her service as a director of our Company in light of our business and structure.

Fredric N. Eshelman, Pharm.D. has served as our Chairman since we were founded in 2009, and served as Pharmaceutical Product Development, Inc.'s ("PPD") Executive Chairman from July 2009 until its acquisition in December 2011. He served as Chief Executive Officer of PPD from July 1990 to July 2009 and as Vice Chairman of its Board of Directors from July 1993 to July 2009. Dr. Eshelman founded PPD’s predecessor and served as its Chief Executive Officer until its sale to PPD in 1989. Dr. Eshelman served as Senior Vice President, Development and as a director of Glaxo Inc., a subsidiary of Glaxo Holdings plc, from 1989 through 1990 before rejoining PPD. Dr. Eshelman serves on the board of directors of the North Carolina Biotechnology Center.

Among other experience, qualifications, attributes and skills, Dr. Eshelman’s status as our founder and largest stockholder, and his unique experience, in-depth knowledge and understanding of drug discovery and development, stature in the pharmaceutical and clinical research organization industries, and perspective on our business in particular supports his service as a director of our Company in light of our business and structure.

Stephen W. Kaldor, Ph.D. is the President and Chief Executive Officer of Quanticel Pharmaceuticals, a privately held cancer drug discovery company, and is also a Venture Partner at Versant Ventures. From 2007 to 2010 he served as President and Chief Executive Officer of Ambrx, a pioneering biologics company. Dr. Kaldor ran Syrrx, a privately held, structure-based drug discovery company, as its President and Chief Scientific Officer from 2003 to 2005. After Takeda Pharmaceuticals acquired Syrrx for $270 million in 2005, Dr. Kaldor continued to serve as President and Chief Scientific Officer of Takeda San Diego Inc., the U.S. Discovery Research Center for Takeda Pharmaceuticals, until 2007. He also has over 12 years of drug discovery and development experience at Eli Lilly and Company, and has served as a researcher and director with line management responsibility for groups of up to 270 people. Dr. Kaldor holds a B.S. in chemistry from Columbia University and a Ph.D. in organic chemistry from Harvard University. Dr. Kaldor is the co-inventor of multiple compounds that have advanced into the clinic, including Viracept® , a marketed HIV protease inhibitor. He has also served on the board of directors of Amira Pharmaceuticals through its acquisition by Bristol-Myers Squibb and Anaphore, Inc., a biologics company.

Among other experience, qualifications, attributes and skills, Dr. Kaldor’s technical background in drug discovery and management of drug development companies supports his service as a director of our Company in light of our business and structure.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR ALL NOMINEES” in favor of each of the nominees listed above.

CORPORATE GOVERNANCE MATTERS

Information About the Board of Directors and its Committees

The Board of Directors is responsible for the general oversight and management of the Company. The Board oversees risks related to the Company’s business through reports from the President and Chief Medical Officer and the Board’s committees. The Board has historically separated the positions of Chairman of the Board and principal executive officer, with Dr. Eshelman serving as Chairman while our President and Chief Medical Officer, Dr. June S. Almenoff, is our principal executive officer. The Board believes the separation of these positions has served the Company well, and intends to maintain this separation where appropriate and practicable. We believe our leadership structure is appropriate given the size of our Company, Dr. Eshelman’s historical and strategic experience and understanding of our Company and industry, and Dr. Almenoff’s medical and scientific background, skill in drug development, and business development and management experience in the pharmaceutical industry.

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Mr. Davis, Chairman, Dr. Dixon and Dr. Kaldor, each of whom is independent under the Nasdaq Stock Market listing rules and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, are currently members of the Audit Committee. In 2013, the Audit Committee held eight meetings. The Audit Committee is solely responsible for the engagement of the independent auditors; reviews with management and with the independent auditors the scope and results of the Company’s audits, the internal accounting controls of the Company, financial reporting processes and audit policies and practices; pre-approves all of the professional services furnished by the independent auditors; and oversees the Company’s internal audit function and corporate compliance program. The Committee is responsible for monitoring the risks related to financial reporting, accounting, treasury, legal and corporate compliance matters. The Committee fulfills this responsibility through systematic, regular reviews of these functions with the support of independent third parties and independent auditors, and reports the results of these reviews to the Board as appropriate.

Dr. Corr, Chairman, Dr. Dixon and Dr. Kaldor, each of whom is independent under the Nasdaq Stock Market listing rules, are currently members of the Compensation Committee. During 2013, the Compensation Committee held eight meetings. Pursuant to the Compensation Committee charter, the Compensation Committee has the sole authority to determine the compensation of both the Company’s Chairman and of its principal executive officer, to review and approve the compensation of the Company’s other executive officers and to review the compensation of the Company’s directors and recommend changes in the directors’ compensation to the Board of Directors. The Committee also oversees the administration of the Company’s equity compensation, retirement, incentive compensation and benefit plans. In performing these functions, the Committee evaluates the risks relating to the attraction and retention of talent and the Company’s compensation plans.

Dr. Dixon, Chairman, Dr. Corr, Mr. Davis and Dr. Kaldor, each of whom is independent under the Nasdaq Stock Market listing rules, are currently members of the Nominating and Governance Committee. The Nominating and Governance Committee held four meetings in 2013. The Nominating and Governance Committee identifies individuals qualified to become Board members, recommends director nominees to the Board, reviews the composition of the Board and its committees, develops and recommends to the Board appropriate corporate governance guidelines and oversees the Board’s annual self-evaluation process.

In 2013, the Board held 13 meetings. Each incumbent member of the Board during the time he or she served as a director of the Company attended at least 75% of the 2013 meetings of the Board of Directors and Board committees of which he or she was a member. The Board has closed sessions of its independent directors generally at each regularly scheduled meeting. Although the Company does not have a formal written policy with respect to Board members’ attendance at its annual meeting of stockholders, it encourages all directors to attend that meeting.

Stockholders may send any communications regarding Company business to the Board of Directors or any individual director in care of the Secretary of the Company at our principal executive offices located at 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560. The Secretary will forward all such communications to the addressee.

To be considered as a director nominee, an individual must have, among other attributes: high personal and professional ethics, integrity and values; commitment to Furiex and its stockholders; an inquisitive and objective perspective and mature judgment; availability to perform all Board and committee responsibilities; and independence. In addition to these minimum requirements, the Nominating and Governance Committee will also evaluate whether the nominee’s skills are complementary to the existing directors’ skills and the Board’s need for operational, management, financial, international, industry-specific or other expertise. We do not have a specific written policy with regard to the consideration of diversity in identifying director nominees. We focus on identifying nominees with experience, qualifications, attributes and skills to work with the other directors to serve the long-term interests of our stockholders. All those matters being equal, we do and will consider diversity a positive additional characteristic in potential nominees.

The Nominating and Governance Committee invites Board members to submit nominations for director. In addition to candidates submitted by Board members, director nominees recommended by stockholders will be considered. Stockholder recommendations must be made in accordance with the procedures described in the following paragraph and will receive the same consideration that other nominees receive. All nominees are evaluated by the Nominating and Governance Committee to determine whether they meet the minimum qualifications and whether they will satisfy the Board’s needs for specific expertise at that time. The Committee recommends to the full Board nominees for election as directors at the Company’s annual meeting of stockholders.

Our bylaws permit any stockholder of record to nominate directors. You must give written notice of your intent to make nominations by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company. Any such timely notice will be forwarded to the Nominating and Governance Committee. If the election is to be held at the annual meeting of stockholders, you must give your notice not more than 90 days nor less than 50 days before the meeting. If the election is to be held at a special meeting of stockholders called to elect directors, you must give your notice by the tenth business day following the date on which notice of the special meeting is first given to stockholders. Your notice must include the following: (1) your name and address, as they appear on the Company’s books, and the name and residence address of the persons to be nominated; (2) the class and number of shares of the Company which you beneficially own; (3) a representation that you are a stockholder of record of the Company entitled to vote at the meeting and intend to appear in person or by proxy to nominate the persons specified in your notice; (4) a description of all arrangements or understandings between you and each nominee and any other persons, by name, as to how you will make the nominations; (5) all other information regarding each nominee you propose which is required to be disclosed in a solicitation of proxies for election of directors or is required under Regulation 14A of the Securities Exchange Act of 1934, including any information required to be included in a proxy statement if the nominee had been nominated by the Board of Directors; and (6) the written consent of each nominee to be named in a proxy statement to serve as a director, if elected.

No stockholder has properly nominated anyone for election as a director at this annual meeting.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Audit Committee of our Board of Directors has appointed the firm of Deloitte & Touche LLP, Raleigh, North Carolina, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. While the Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, the Committee and the Board of Directors are requesting that the stockholders ratify this appointment. If the stockholders ratify this appointment, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our stockholders. If the stockholders do not ratify this appointment, the Audit Committee may reconsider, but might not change, its appointment.

Deloitte & Touche LLP, or D&T, has audited our financial statements annually since our formation in 2010. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting of stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Recommendation

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board of Directors is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and solely advisory in nature, our Board of Directors and the Compensation Committee value the opinion of our stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented.

Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

The compensation of the named executive officers is described on pages 13-25, including the Compensation Discussion and Analysis (“CD&A”) on pages 13-20. The CD&A section of this proxy statement provides additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2013 compensation of the named executive officers.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2013 and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution will not be binding on us or on the Board of Directors, and will not be construed as overruling any decision by us or by the Board of Directors. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for us or the Board of Directors.

Recommendation

Our Board of Directors unanimously recommends a vote FOR the approval of the compensation of the named executive officers.

Equity Compensation Plan Information

The following table provides information as of March 31, 2014 on all our equity compensation plans currently in effect.

Plan Category	Number of securities to be issued upon exercise of outstanding options or warrants (a)	Weighted-average exercise price of outstanding options or warrants (b)($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders:
2010 Stock Plan	1,059,507	$ 12.59	194,863
Equity compensation plans not approved by stockholders:	—	—	—

Total:	1,059,507	$ 12.59	194,863

OTHER INFORMATION

Principal Stockholders

The following table shows the number of shares of the Company’s common stock beneficially owned as of March 31, 2014 by:

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each director and nominee for director;

•	each of our executive officers named in the Summary Compensation Table below (the “named executive officers”); and

•	all current directors and executive officers of the Company as a group.

Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown, and their address is c/o Furiex Pharmaceuticals, Inc., 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560. As of March 31, 2014, the Company had 10,805,611 shares of common stock outstanding. Share ownership in each case also includes shares issuable upon exercise of outstanding options that can be exercised within 60 days after March 31, 2014 for purposes of computing the percentage of common stock owned by the person named. Options owned by a person are not included for purposes of computing the percentage owned by any other person.

Executive Officers, Directors and Five Percent Stockholder	Shares Beneficially Owned	Percentage Beneficially Owned
Invus Public Equities, L.P.(1) 750 Lexington Avenue, 30th Floor New York, New York 10022	870,842	8.1%
RA Capital Healthcare Fund, L.P.(2) 20 Park Plaza, Suite 1200 Boston, Massachusetts 02116	750,000	6.9%
Consonance Capital Management LP(3) 1370 Avenue of the America, Suite 3301 New York, New York 10019	648,829	6.0%
Thompson, Siegel & Walmsley LLC(4)
6806 Paragon Place, Suite 300 Richmond, Virginia 23230	600,615	5.6%
Fredric N. Eshelman(5)	2,979,768	27.2%
June S. Almenoff(6)	138,056	1.3%
Peter B. Corr(7)	48,917	*
Paul S. Covington(8)	132,522	1.2%
Stephen R. Davis	9,308	*
Wendy L. Dixon(9)	59,730	*
Stephen W. Kaldor(10)	38,497	*
Gail F. McIntyre(11)	143,767	1.3%
Sailash I. Patel(12)	132,527	1.2%
Marshall H. Woodworth(13)	6,211	*
All current executive officers and directors as a group (9 persons)(14)	3,683,092	32.0%

* Less than one percent.

(1)

Based on a Schedule 13G/A filed with the SEC on February 14, 2014. The Schedule 13G/A provides that Invus Public Equities, L.P., along with Invus Public Equities Advisors, LLC, Artal International S.C.A., Artal International Management S.A., Artal Group S.A., Westend S.A., Stichting Administratiekantoor Westend, and Mr. Pascal Minne hold shared voting and dispositive power as to 870,842 shares of common stock.

(2)

Based on a Schedule 13G filed with the SEC on February 5, 2014.  The Schedule 13G provides that RA Capital Management, LLC, along with Peter Kolchinsky, its manager, hold shared voting and dispositive as to 750,000 shares of common stock and RA Capital Healthcare Fund, L.P. holds shared voting and dispositive power as to 630,000 shares of common stock.

(3)

Based on a Schedule 13G filed with the SEC on February13, 2014. The Schedule 13G provides that Consonance Capital Management LP, along with Mitchell Blunt, its manager, and Consonance Capital Advisors LLC hold shared voting and dispositive power as to 648,829 shares of common stock.

(4)

Based on a Schedule 13G filed with the SEC on February 6, 2014. The Schedule 13G provides that Thompson, Siegel & Walmsley LLC holds sole voting power over 507,521 shares of common stock, shared voting power of 93,094 shares of common stock and shared dispositive power over 600,615 shares of common stock.

(5)

Includes 41,666 shares of common stock held in a grantor retained annuity trust, 132,689 shares of common stock held in a limited liability company and 140 shares of common stock held by Mrs. Eshelman.  Also includes 131,751 shares issuable upon exercise of options held by limited liability companies.

(6)	Includes 113,456 shares issuable upon exercise of options.

(7)	Includes 40,470 shares issuable upon exercise of options.

(8)	Includes 103,899 shares issuable upon exercise of options.

(9)	Includes 52,570 shares issuable upon exercise of options.

(10)	Includes 31,337 shares issuable upon exercise of options.

(11)	Includes 113,899 shares issuable upon exercise of options.

(12)	Includes 104,579 shares issuable upon exercise of options.

(13)	Mr. Woodworth resigned from the Company effective January 29, 2014. Mr. Woodworth’s beneficial ownership of Furiex stock is based on information available to Furiex as of March 31, 2014.

(14)	Includes the shares described in footnote 5 above.

Compensation of Non-Employee Directors

The cash and equity compensation payable to non-employee directors (“Outside Directors”) is described below. Members of our Board who are also employees of Furiex are not entitled to any compensation with respect to their service as Board members.

Cash Compensation

Each Outside Director receives a retainer of $40,000 per year. The Chairperson of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an annual retainer of $25,000, $20,000 and $10,000, respectively for his or her service. Each additional member of the Audit Committee, Compensation Committee and Nominating and Governance Committee receives an annual retainer of $12,500, $10,000 and $5,000, respectively.

We pay all cash compensation to Outside Directors for their service on our Board and its committees on a quarterly basis in arrears. We also reimburse our directors for their travel expenses for Board and committee meetings.

Equity Compensation

Beginning in 2013, each new Outside Director receives, upon joining our board, approximately $200,000 worth of restricted common stock, which vests in two equal installments over a two-year period. Mr. Davis joined our board in 2013 and as a result received 5,728 shares of restricted common stock. Incumbent Outside Directors receive an annual grant of approximately $125,000 worth of restricted common stock, which vests in full after one year. In 2013, each of Dr. Corr, Dr. Dixon and Dr. Kaldor received 3,580 shares of restricted common stock. Finally, in 2013 we granted Dr. Eshelman 7,161 shares of restricted common stock, vesting in one year. We determine the value of these restricted stock grants based on the average stock price over a 20-trading day period. Vesting of the restricted common stock is subject to continued service on the board.

Consulting Agreement with Dr. Eshelman

We entered into a consulting agreement with Dr. Eshelman in June 2010 immediately prior to the spin-off from PPD. Pursuant to the consulting agreement, Dr. Eshelman provides senior strategic oversight services, assists our President and Chief Medical Officer with executive functions, including executive decision-making and strategic discussions with senior management, assists us with investor relations matters and provides other services as needed or requested by us. We believe these services will be important to our long-term success, given Dr. Eshelman’s knowledge of our business as well as his extensive experience and expertise in drug development. For his services, we granted Dr. Eshelman stock options to purchase shares of our common stock equal to 2.0% of our common stock outstanding immediately after the completion of the spin-off, and granted him additional stock options for an additional 1.0% in October 2011. The options will vest over three years, with one third of the options vesting on each of the first, second and third anniversaries of the grant. The option exercise prices equal the fair market value of our common stock at the close of market on the date of grant. We also will reimburse Dr. Eshelman for his reasonable and necessary business expenses incurred in connection with providing the services. The agreement may be terminated by us or by Dr. Eshelman at any time and for any reason upon 30 days’ written notice. If Dr. Eshelman terminates his engagement for any reason or if his engagement terminates due to his death or disability, then unless our Board approves otherwise, any unvested options will terminate. If we terminate Dr. Eshelman’s engagement at any time without cause (as defined in our stock plan), then all unvested options will immediately vest. If we terminate Dr. Eshelman’s engagement for cause, then all unexercised options, whether vested or not, will terminate.

Director Compensation in Fiscal Year 2013

The following table shows the compensation earned by each non-employee director of the Company for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Restrict Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Peter B. Corr	$ 65,750	$ 140,909	$ __	$ 206,659
Stephen R. Davis	35,000	225,454	__	260,454
Wendy L. Dixon	75,500	140,909	__	216,409
Fredric N. Eshelman	37,500	243,975	__	281,475
Stephen W. Kaldor	61,250	140,909	__	202,159
Robert P. Ruscher(3)	40,500	__	__	40,500

(1)     Consists of the annual Board retainer, Board and committee meeting fees and committee chair retainers.

(2)     On May 24, 2013, we granted (a) each of Dr. Corr, Dr. Dixon and Dr. Kaldor 3,580 shares of restricted common stock of the Company having an aggregate grant date fair value of $140,909, and (b) Mr. Davis 5,728 shares of restricted common stock having an aggregate grant date fair value of $225,454. On June 30, 2013, we granted Dr. Eshelman 7,161 shares of restricted common stock of the Company having an aggregate grate date fair value of $243,975. We compute the aggregate grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic 718, Stock Compensation. As of December 31, 2013, the total number of shares of restricted common stock held by all non-employee directors was 23,629

(3)     Mr. Ruscher served as a director until May 24, 2013.

Executive Compensation

Compensation Discussion and Analysis

We have separated our discussion of executive compensation into the following sections:

•	the guiding philosophy and objectives for our executive compensation program; and

•	2013 compensation of our named executive officers.

Compensation Program Objectives

We seek to establish and implement a compensation system for our executive officers that is performance-oriented and designed to meet the following objectives:

•	enable the Company to attract, retain and motivate its executive officers, whom we consider to be among the best in our industry;

•	provide for compensation that is both externally competitive and internally equitable;

•	reward for outstanding Company and individual performance reflecting the goals and values of the Company;

•	provide long-term incentive compensation through equity grants as a mode of retention; and

•	promote long-term shareholder value.

To achieve these objectives, we seek to design our executive compensation program and set compensation levels that are comparable to those of other companies that compete with us for executive talent. We use both objective and subjective criteria to evaluate Company and individual performance against pre-determined goals and set compensation. This approach should allow the Compensation Committee to exercise discretion and not rely solely on rigid formulas and quantitative analyses. We also generally target total cash compensation at the 50th percentile of our group of peer companies and supplement that with additional executive compensation in the form of equity grants. Our goal is for total compensation packages to be at or near the 75th percentile of our peer group, with an emphasis on the equity component. Through a discretionary annual cash incentive plan, the Compensation Committee also seeks to reward outstanding performance, incentivize future achievement and assist in attracting and retaining our executive officers and all employees. We historically provided long-term compensation in the form of stock options that generally vest over a three-year period. In light of the key milestones ahead in our business, including completion of our Phase III clinical trials for eluxadoline, the results of which could have significantly increased or decreased our stock price, starting in 2013, we began granting restricted stock awards that generally vest over two years. Because they are full-value awards, our restricted stock grants are smaller in terms of number of shares than option grants, which allows us to incentivize and compensate our employees with less dilution than stock options. We believe these awards allow the executive officers and all employees to participate in the long-term success of the Company, align their interests with those of our shareholders, and incentivize future performance, and help retain talented executive management personnel.

We believe that the Company’s compensation program for its executive officers are competitive and appropriately designed to attract and retain key employees, reward superior performance and promote long-term shareholder value. The Compensation Committee plans to continue to review the compensation payable to the Company’s executive officers, periodically evaluate the Company’s compensation practices, at times with the assistance of an independent compensation consultant (as further detailed below), and make any changes it deems appropriate to the Company’s compensation structure to ensure that the programs are designed and implemented to achieve the Committee’s stated goals.

We rely on various sources of information to assist us in evaluating the competitiveness of the Company’s executive compensation program, setting compensation levels for the executive officers and meeting the Compensation Committee’s stated compensation objectives, including the Radford Global Life Sciences Survey for companies with fewer than 150 employees, and the experience and knowledge of our Compensation Committee and senior management.

In addition, in 2013 our Compensation Committee retained Compensia, Inc., an independent third party compensation consultant, to assist in the review and evaluation of our compensation practices for directors and officers. The focus of the review was to provide context for compensation decisions, including the evaluation and proposal of an appropriate peer group of companies. Compensia reports to the Compensation Committee and does not provide any services to management unless specifically approved by the Compensation Committee in advance.

At the request and on behalf of our Compensation Committee during 2013, Compensia:

•	reviewed and provided recommendations regarding the composition of the peer group of companies used to benchmark director and executive compensation;

•	reviewed and advised on the size and structure of the executive and director compensation program (including the Company’s equity incentive plan); and

•	benchmarked the Company’s director and executive compensation against peer companies.

In the course of fulfilling these responsibilities, Compensia is often asked to attend Compensation Committee meetings.  While the Compensation Committee considers the input of its consultant, the Compensation Committee’s executive compensation decisions, including the specific amounts paid to executive officers and directors, are its own and might reflect factors and considerations other than the information and recommendations provided by Compensia and management.  The Compensation Committee expects to continue its engagement of Compensia in 2014.

Peer Group Analysis

In 2013, the Compensation Committee, in consultation with Compensia, reevaluated the Company’s peer group of companies and benchmarked executive compensation against this group. The objective of this reevaluation and analysis was to both develop a peer group of companies more in line with our revenue, market capitalization and phase of clinical trials and compare our executive compensation practices to those of our peer companies.  The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable, publicly held companies headquartered in the United States. To that end, we monitor developments in the Company, including growth in its revenues and market capitalization, and in the market generally that might change the selection of companies we consider comparable and benchmark our executive compensation against the most recently applicable companies. While benchmarking might not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that might be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.

We recognize that to attract, retain and motivate key individuals, such as our named executive officers, the Compensation Committee might determine that it is in our best interests to negotiate total compensation packages with our executive management that may deviate from the general principle of targeting total compensation at the median level for the peer group. Actual pay for each named executive officer is determined around this structure, driven by the performance of the executive over time, as well as our annual performance.

For purposes of compensation decisions based on 2013 performance and compensation, our peer group of companies consisted of the following:

Affymax Inc.	Immunomedics, Inc.	Transcept Pharmaceuticals Inc.

Amicus Therapeutics, Inc.	Neurocrine Biosciences, Inc.	Vanda Pharmaceuticals Inc.

Anacor Pharmaceuticals Inc.	Osiris Therapeutics, Inc.	Vical Incorporated

Avanir Pharmaceuticals, Inc.	Pain Therapeutics, Inc.	XenoPort, Inc.

Cadence Pharmaceuticals, Inc.	POZEN Inc.	Zogenix, Inc.

Dyax Corp.	Savient Pharmaceuticals, Inc.

Executive Compensation Policy

The principal components of compensation for the Company’s executive officers are base salary, discretionary annual cash incentive awards and long-term incentive compensation in the form of restricted common stock or other forms of equity.

The Company also provides severance benefits upon a change in control of the Company, a 401(k) retirement savings plan with matching contributions from the Company, a group health plan, group term life insurance, and short-term disability and long-term disability coverage. The Company does not maintain supplemental retirement programs for its executive officers because we believe that the existing compensation arrangements enable the Company’s executive officers to adequately plan for their retirement.

The Company has entered into employment agreements with each of its executive officers. We believe that employment agreements with shorter terms and annual performance reviews promote better performance by Company executives. Thus, we follow a general policy that employment agreements for executives will have an initial term of one year, with a provision for successive one-year renewal terms unless either party gives notice to the other that the agreement will not be renewed.

Tally Sheets

We also periodically review tally sheets setting forth and totaling all components of compensation for each of the Company’s executive officers, including base salary, annual cash incentive awards, equity awards and other perquisites. The overall purpose of these tally sheets is to bring together, in one place, all the elements of compensation of the executive officers. This allows us to quantitatively analyze both the individual elements of compensation and the aggregate amounts of compensation. It also facilitates our review of the compensation of each of the executive officers compared to the others, which we do in order to evaluate the internal equity of our executive compensation program.

Compensation Program Elements

Base Salary. Furiex’s base salary is designed to recognize the duties and responsibilities of each executive officer and the experience, knowledge, ability and skill of the executive officer that holds each such position. We believe that base salaries are an important component of the Company’s executive compensation program and are critical in attracting and retaining executive talent. The Compensation Committee reviews base salaries of the Company’s executive officers on an annual basis. In setting annual base salaries, the Compensation Committee considers the Company’s overall financial and operating performance in the prior year, the Company-wide target for base salary increases for all employees, market and competitive salary information, including for our peer companies as noted above, inflation, changes in the scope of an executive officer’s job responsibilities, other components of compensation and other relevant factors. The Compensation Committee also reviews the executive officer’s individual performance. For the principal executive officer, President and Chief Medical Officer June S. Almenoff, the Compensation Committee itself evaluates performance and determines the salary adjustment, with input from our Chairman, Dr. Eshelman. For each other executive officer, the Compensation Committee receives an evaluation from Dr. Almenoff and input from Dr. Eshelman on that person’s performance and a recommendation for a salary adjustment, if any.

Annual Incentive Cash Compensation. Annual cash bonuses are an important element of the Company’s executive compensation program. This component of compensation provides an incentive to the executive officers to achieve both Company and individual performance objectives and to be rewarded for those achievements. The Compensation Committee establishes bonus ranges and targets that are designed to ensure that targeted incentive and total cash compensation is competitive, including among our group of peer companies.

Our plan is that each year, the Compensation Committee will adopt a discretionary employee incentive compensation plan for that year, typically prior to or during the first quarter of the plan year. The Compensation Committee adopted the 2013 plan in May based on its review of the Company’s goals and objectives for 2013. These goals and objectives were broad-based and encompassed the Company’s product pipeline and portfolio development, business and financial goals, operational excellence, initiatives in the investor relations and scientific communities, and promotion and development of the Company’s people and culture. It applies to all full-time Company employees and provides for bonus ranges and targets for all management and non-management positions based on a percentage of eligible base earnings for the plan year, but with awards made entirely at the discretion of the Committee. The President, with input from our Chairman, Dr. Eshelman, makes recommendations for the bonus ranges and targets for the Company’s named executive officers other than herself. The Committee determines the bonus ranges and targets for the President and the Company’s other named executive officers. In all cases, the Committee seeks to establish bonus ranges and targets that are designed to ensure that targeted incentive and total cash compensation is competitive.

Annual cash awards under the annual employee incentive compensation plan, including those paid to the Company’s executive officers, are determined and paid during the first quarter of the year following the plan year. The President submits her recommendations for annual cash awards for the named executive officers other than herself to the Committee for their review and approval. In accordance with its charter and established practice, the annual cash incentive award for the President is determined solely by the Committee in closed session outside the presence of the President. The Committee determines the annual cash award for the President based on the plan as approved by the Committee, the Company’s performance as noted above and such officer’s performance during the plan year.

The employee incentive compensation plan is designed to reward individuals for superior achievement over and above the expected, day-to-day performance of their respective job duties and responsibilities. Cash payments under the 2013 plan were determined, subject to the discretion of the Committee, based 80% on the Company’s overall financial and operating performance for the year, and 20% on individual performance and contributions to the Company during the year. Individual discretionary awards under the plan are made from an annual bonus pool reserved for and based on the Company’s performance. The size of the bonus pool for each year is based on the Company’s annual budget. Company operational and financial goals for 2013 focused on executing our plan to (i) efficiently and effectively advance our Phase III trial of our lead development compound, eluxadoline; (ii) complete chemistry, manufacturing and control, or CMC, tasks to support our planned new drug application, or NDA, submission for eluxadoline; (iii) pursue partnering opportunities for eluxadoline; (iv) manage our cash and funding initiatives to assure critical funding to advance our compounds; (v) continuously adopt and improve corporate and operational best practices; (vi) increase the knowledge and awareness of Furiex in the investment and scientific communities; and (vii) continuously encourage the professional development of our team and promote our culture embodying our core values. Neither the size of the final bonus pool nor individual discretionary bonuses paid to participants in the incentive plan, including the named executive officers, are based on a specific formula or level of achievement compared to the plan, but rather at the discretion of the Committee taking into account the factors discussed above. The Committee believes that these objectives, including meeting the Company’s projected financial goals, are achievable, yet challenging.

In 2013, the Company made important progress toward achieving our goals. We completed enrollment in our Phase III trials for eluxadoline ahead of schedule and achieved database lock for one of these studies in January 2014. Additionally, we completed several Phase I and non-clinical studies related to eluxadoline on schedule and initiated our CMC tasks in anticipation of submitting an NDA. We continue to explore partnering opportunities for our eluxadoline program, and are evaluating commercializing it ourselves. Additionally, we restructured our loan with MidCap Funding III, LLC and Silicon Valley Bank, providing an additional $2.0 million in funds to support our ongoing operations, reset the outside maturity date to October 2018, and deferred payment of principal until May 2014. We also secured a $15.0 million subordinated loan from our chairman, Dr. Eshelman, to provide additional cash to advance our business. At the same time, we improved our functions as a team, with more robust corporate and operational infrastructure, sound corporate processes and a stronger presence in the investor relations and scientific communities. Based on the Company’s financial results and operational success, and the individual performance of the named executive officers, in December 2013 the Compensation Committee approved the incentive compensation awards below.  In determining the amounts of these payments, we also considered the importance of Dr. Almenoff and our other key employees being retained and motivated to implement our long-term strategic plan to expand our revenue base by means of the development of additional products and potential product acquisitions.

	Incentive Compensation Award
	Target	Actual Award
	% of Eligible Earnings	% of Eligible Earnings	Dollar Amount
Name and Title
June S. Almenoff President and Chief Medical Officer	50%	33%	$125,000

Paul S. Covington Senior Vice President-Clinical Development and Operations	35%	40%	125,000

Gail F. McIntyre Senior Vice President-Research	35%	35%	100,000

Sailash I. Patel (1) Chief Financial Officer and Vice President Strategic Development	35%	35%	80,946

(1) Marshall Woodworth served as our Chief Financial Officer until November 14, 2013, at which time Mr. Patel became our Chief Financial Officer and Vice President, Strategic Development. Mr. Woodworth continued in our employ until January 29, 2014 but, due to his resignation, was not eligible to receive an incentive compensation award.

The Committee believes its approach to cash incentive awards properly motivates and rewards the Company’s executive officers and provides the Committee with appropriate discretion and flexibility to set awards that reflect both the Company’s performance and each named executive officer’s contributions for the given year. The cash incentive awards paid under the Company’s employee incentive compensation plan for 2013 set forth above are also shown in the Summary Compensation Table below.

Perquisites and Other Benefits. The Company’s philosophy is not to provide executive perquisites or other special benefits. Instead, we maintain broad-based benefits that we provide to all employees, including our executive officers. These benefits include a 401(k) retirement savings plan with matching contribution from the Company, a group health plan, group term life insurance, and short-term disability and long-term disability coverage.

Stock-Based Awards. Stock-based awards under our 2010 Stock Plan, as amended, are the primary form of long-term compensation offered to our named executive officers. Under our 2010 Stock Plan, the Compensation Committee may grant named executive officers and other employees eligible to participate in the Plan restricted stock, incentive and nonqualified stock options, and other forms of stock-based awards.

In 2013, we transitioned from granting stock option awards to granting restricted common stock awards to our named executive officers and other eligible participants. We grant restricted stock awards to our named executive officers under comprehensive guidelines that apply to all participants in the 2010 Stock Plan to assure internal equity. The Compensation Committee reviews and updates these guidelines annually to ensure that this component of our employee compensation program is competitive. The guidelines establish ranges for the size of restricted stock awards for all eligible positions. The ranges for awards are based upon the position held or to be held. Within these ranges, the actual size of the annual awards for the Company’s executive officers is subject to the Committee’s discretion and, like the cash awards discussed above, is generally tied to the Company’s overall financial and operating performance and the individual performance of the named executive officer.

Restricted stock awards to named executive officers and other employees eligible to participate in our 2010 Stock Plan generally vest annually in equal installments on the first and second anniversaries of the grant date, subject to continued employment.

In June 2013, the Compensation Committee approved restricted stock awards to all eligible employees, including the Company’s named executive officers, in recognition of accomplishments during 2012, including initiating enrollment in our Phase III trial for eluxadoline on the planned timeframe and activating over 600 study sites in North America by the end of 2012.  The restricted stock subject to this grant vests over the Company’s typical two-year vesting period.

The Committee believes its restricted stock award program is consistent with its stated objective of establishing a performance-based executive compensation system to reward and incentivize the named executive officers because the value of the executive’s restricted stock generally will be tied to the Company’s financial and operating performance over time. The Committee believes this link to longer-term performance aligns the interests of the named executive officers with the interests of our stockholders. In addition, the typical two-year vesting schedule for most restricted stock awards helps the Company retain executive talent because unvested shares of restricted stock are automatically forfeited upon the termination of an executive officer’s employment. Thus, the recipient of a restricted stock award is incentivized to remain with the Company during the vesting period.

Policy on Timing of Equity Grants

We do not have any formal plan or practice to time equity grants in coordination with our public release or disclosure of material nonpublic information, but we generally only make grants at times when we do not have any material nonpublic information about our Company. We also do not time our release of material nonpublic information for purposes of affecting the value of compensation to employees, including our officers. Our equity grant policies provide that:

•

Equity grants approved by the Compensation Committee will be granted effective as of the date of the meeting, unless another later date is specified by the Compensation Committee, at its discretion, including because the public announcement of material information is anticipated.

•

Equity grants approved by the Compensation Committee pursuant to a unanimous written consent will be effective as of the first business day of the week following the receipt by the Company of the last signature required for such consent, unless another effective date is specified by the terms of such consent, which date shall be no earlier than the date the written consent shall become effective.

Employment Agreements

June S. Almenoff, M.D., Ph.D., President and Chief Medical Officer, entered into an employment agreement with the Company effective March 16, 2010. The employment agreement provides for automatic one-year renewals unless either party gives notice to the other at least 90 days prior to the end of the then current term that the agreement will not be renewed. This agreement automatically renewed in March 2013. In the event we were to terminate Dr. Almenoff’s employment without cause, she will receive severance pay equal to 12 months of base salary at the time of termination, and 12 months additional stock option vesting. Dr. Almenoff’s base salary provided in the agreement is $350,000 per year, which the Company may review and adjust periodically but may not reduce below that amount.

Paul S. Covington, M.D., Senior Vice President-Clinical Development and Operations, entered into an employment agreement with the Company effective January 15, 2010. The employment agreement provides for automatic one-year renewals unless either party gives notice to the other at least 90 days prior to the end of the then current term that the agreement will not be renewed. This agreement automatically renewed in January 2013. In the event we were to terminate Dr. Covington’s employment without cause, he will be paid the salary for the remaining term of the agreement. Dr. Covington’s base salary provided in the agreement is $285,000 per year, which the Company may review and adjust periodically.

Gail McIntyre, Ph.D., Senior Vice President-Research, entered into an employment agreement with the Company effective April 1, 2010. The employment agreement provides for automatic one-year renewals unless either party gives notice to the other at least 90 days prior to the end of the then current term that the agreement will not be renewed. This agreement will automatically renew in April 2013. In the event we were to terminate Dr. McIntyre’s employment without cause, she will be paid the salary for the remaining term of the agreement. Dr. McIntyre’s base salary provided in the agreement is $265,000 per year, which the Company may review and increase periodically.

Sailash I. Patel, Chief Financial Officer and Vice President-Strategic Development, entered into an employment agreement in 2010, which we amended and restated in October 2013. The employment agreement provides for automatic one-year renewals unless either party gives notice to the other at least 90 days prior to the end of the then current term that the agreement will not be renewed. This agreement will automatically renew in October 2014. Under the agreement, we granted Mr. Patel 1,000 shares of restricted stock, with 50% vesting in June 2014 and 50% vesting in June 2015. In the event we were to terminate Mr. Patel’s employment without cause, he will be paid the salary for the remaining term of the agreement. Mr. Patel’s base salary provided in the agreement is $250,000 per year, which the Company may review and increase periodically

Resignation and Transition Agreement

In October 2013, our then Chief Financial Officer, Marshall H. Woodworth, tendered his resignation in accordance with his January 2010 employment agreement. In connection with this resignation, we entered into a Resignation and Transition Agreement with Mr. Woodworth (“the “Resignation Agreement”). Pursuant to the Resignation Agreement, Mr. Woodworth’s resignation as our Chief Financial Officer took effect on November 14, 2013, and he agreed to remain in our employ to assist the Company during a transition period that ended on January 29, 2014 (“Effective Resignation Date”). We agreed to pay Mr. Woodworth his base salary and provide benefits through the Effective Resignation Date. Additionally, Mr. Woodworth’s option to purchase 2,765 shares of common stock that would otherwise have vested on February 24, 2014 instead vested on the Effective Resignation Date.

Change in Control Severance Agreements

We have entered into severance agreements with each of our executive officers. Each agreement provides for a severance payment upon termination of the executive officer’s employment, other than for cause, within one year after a change in control of the Company, including constructive termination of employment due to a substantial diminution in duties, reduction in base salary or required relocation. The amount of the severance payment equals a factor times the sum of (i) the executive officer’s base salary for the 12-month period prior to termination of employment plus (ii) the greater of (A) the executive officer’s target bonus under the Company’s incentive cash bonus plan in effect immediately prior to termination of employment or (B) the average of the cash bonuses received by the executive officer in the two successive 12-month periods immediately prior to termination of employment. Dr. Almenoff is entitled to a severance payment equal to two times the severance amount as calculated above. Dr. Covington, Dr. McIntyre and Mr. Patel are entitled to a severance payment equal to one times the severance amount calculated above. If triggered, the Company is obligated to make the severance payment to the executive officer in a lump sum within a specified time following the termination of employment with the Company.

In addition to the severance payment, the Company is obligated to pay any accrued but unpaid bonus or deferred compensation owed, and all outstanding unvested stock options and unvested restricted stock granted at least six months prior to the executive officer’s termination of employment will vest upon termination. In addition, the executive officer will continue to be treated under each stock award agreement as an employee of the Company until the first to occur of (i) the third anniversary of the termination of employment, or (ii) the expiration of the exercise period provided in the stock award agreement. The Company is also obligated to continue to pay for and provide the benefits that the executive officer was receiving immediately prior to termination of employment, including health, medical, dental, vision, wellness, accidental death and dismemberment, disability, and group term life insurance benefits. Dr. Almenoff is entitled to these benefits for two years following termination of her employment. Dr. Covington, Dr. McIntyre and Mr. Patel are entitled to these benefits for one year following termination of their employment. If triggered, the Company may discontinue providing these benefits to any executive officer on the date on which he or she becomes eligible for similar coverage under another employer’s plan. The Company will also pay all legal expenses incurred by an executive officer in successfully enforcing the change in control severance agreement. The Company is not obligated to “gross up” an executive officer’s compensation for any excise, income or other tax due with respect to the severance benefits payable under these agreements.

In the event of an acquisition as described in the Stock Plan, the acquiring or successor entity, unless otherwise provided by the Board or a Board-designated committee, in its sole discretion, shall assume or continue all or any awards outstanding under the Stock Plan or substitute substantially equivalent awards. For stock rights that are so assumed or substituted, in the event of a termination of grantee’s employment or consulting relationship by the Company or its successor other than for cause or by a grantee for good reason as described in the Stock Plan within 60 days prior to and 180 days after an acquisition, all stock rights held by such grantee will become vested and immediately and fully exercisable and all forfeiture restrictions will be waived. If the Board, the Board-designated committee, or the successor board does not make appropriate provisions for the continuation of such stock rights by either assumption or substitution, unless otherwise provided by the Board or committee in its sole discretion, stock rights will become vested and fully and immediately exercisable and all forfeiture restrictions will be waived and all stock rights not exercised at the time of the closing of an acquisition will terminate.

Tax Considerations

Our Compensation Committee considers the provisions of Section 162(m) of the Internal Revenue Code and related Treasury regulations, which restrict deductibility for federal income tax purposes of executive compensation paid to our principal executive officer and each of the up to three other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Our Compensation Committee’s policy is to qualify our executives’ compensation for deductibility under applicable tax laws to the maximum extent possible, consistent with our compensation objectives. The members of our Compensation Committee qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m). Our Compensation Committee is solely responsible for granting stock options and other equity awards to officers.

Prohibition Against Certain Equity Transactions

Our Insider Trading Policy prohibits our officers and directors from engaging in “short” sales which could reasonably cause our officers and directors to have interests adverse to our shareholders. “Short” sales, which are sales of shares of common stock by a person that does not own the shares at the time of the sale, evidence an expectation that the value of the shares will decline in value. We prohibit our officers and directors from entering into “short” sales because such transactions signal to the market that the officer and director has no confidence in us or our short-term prospects and may reduce the officer’s or director’s incentive to improve our performance. In addition, Section 16(c) of the Exchange Act expressly prohibits officers and directors from engaging in short sales.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:                                                                THE COMPENSATION COMMITTEE

Peter B. Corr, Chairman

Wendy L. Dixon

Stephen W. Kaldor

Executive Compensation Tables

The table below provides information on the compensation we paid to the named executive officers in 2013, 2012 and 2011. Marshall H. Woodworth served as our Chief Financial Officer (principal financial officer) until November 14, 2013, at which time Sailash I. Patel became our Chief Financial Officer (principal financial officer) and Vice President Strategic Development.

Summary Compensation Table

	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Incentive Plan Compensation ($)	All Other Compen- sation ($)(3)	Total ($)
Name and Principal Position
June S. Almenoff	2013	$379,455	$-	$625,680	$-	$125,000	$30,395	$1,160,530
President and Chief Medical Officer	2012	368,403	-	-	112,725	161,467	35,351	677,946
	2011	358,481	-	-	955,304	187,787	26,165	1,527,737
Paul S. Covington	2013	313,931	-	433,710	-	125,000	32,040	904,681
Senior Vice President-Clinical	2012	299,986	-	-	112,725	92,736	21,177	526,624
Development and Operations	2011	291,906	-	-	545,605	109,082	26,722	973,315
Gail F. McIntyre	2013	287,302	-	394,605	-	100,000	21,889	803,796
Senior Vice President-Research	2012	278,934	-	-	112,725	85,578	32,178	509,415
	2011	271,421	-	-	545,605	99,529	31,171	947,726
Sailash I. Patel	2013	231,275	10,000	360,965	-	80,946	12,985	696,171
Chief Financial Officer, Vice President-	2012	223,097	-	-	90,176	58,669	15,356	387,298
Strategic Development	2011	217,088	-	-	423,428	68,232	27,168	735,916
Marshall H. Woodworth	2013	280,734	10,000	362,610	-	-	48,000	701,344
Chief Financial Officer, Treasurer and	2012	240,561	-	-	90,176	63,742	30,851	425,330
Assistant Secretary	2011	232,438	-	-	477,734	74,451	28,483	813,106

(1)	The amount reported under “Bonus” paid in 2013 relates to discretionary cash bonuses.

(2)

Restricted stock awards granted on June 10, 2013 vest in equal amounts annually on the anniversary of their vesting commencement date over two years, subject to continued employment. On November 15, 2013 Mr. Patel received an additional restricted stock award, based on his promotion to Chief Financial Officer, which vests in accordance with the June 10, 2013 restricted stock awards. Dr. Almenoff, Dr. Covington, Dr. McIntyre, Mr. Patel, and Mr. Woodworth had 17,600, 12,200, 11,100, 10,100, and 10,200 shares, respectively, of unvested restricted stock outstanding as of December 31, 2013. The dollar value represents the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718. Options granted on October 3, 2011 and February 24, 2012 vest one-third each over a three-year period, with one-third vesting on each of the first, second and third anniversary dates of the respective grant date. Options granted on May 9, 2011 vest over a two-year period, with one-third vesting immediately upon the grant date and one-third on each of the first and second anniversary dates of the grant date

(3)	Consists of the following for each named executive officer:

Name	Year	401(k) Company	Group Term	Health Savings	Paid Time Off Buy-back
June S. Almenoff	2013	$10,200	$1,032	$1,511	$17,652
	2012	10,000	1,072	-	24,279
	2011	9,800	1,113	-	15,252
Paul S. Covington	2013	10,200	1,032	2,346	18,462
	2012	10,000	1,032	1,423	8,722
	2011	9,800	1,116	-	15,806
Gail F. McIntyre	2013	10,200	552	-	11,137
	2012	10,000	552	-	21,626
	2011	9,800	375	-	20,996
Sailash I. Patel	2013	10,200	1,072	1,713	-
	2012	10,000	1,032	-	4,324
	2011	9,800	575	-	16,793
Marshall H. Woodworth	2013	10,200	1,032	2,153	34,615
	2012	10,000	552	1,648	18,651
	2011	9,800	575	-	18,108

The following table sets forth information concerning all grants of stock options, restricted stock and other equity awards made to the named executive officers for service during the year ended December 31, 2013.

Grants of Plan-Based Awards in Fiscal 2013

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)		($) (2)
June S. Almenoff	6/10/2013	-	$-	-	17,600	$625,680
	5/23/2013	-	189,728	-	-	-
Paul S. Covington	6/10/2013	-	-	-	12,200	433,710
	5/23/2013	-	109,876	-	-	-
Gail F. McIntyre	6/10/2013	-	-	-	11,100	394,605
	5/23/2013	-	100,556	-	-	-
Sailash I. Patel	6/10/2013	-	-	-	9,100	323,505
	11/15/2013	-	-	-	1,000	37,460
	5/23/2013	-	80,946	-	-	-
Marshall H. Woodworth	6/10/2013	-	-	-	10,200	362,610
	5/23/2013	-	98,257	-	-	-

(1)

Reflects target payments possible under the 2013 corporate objectives bonus plan. The 2013 target bonuses for our named executive officers were based on a percentage of their eligible earnings as follows: Dr. Almenoff – 50%, Dr. Covington – 35%, Dr. McIntyre – 35%, Mr. Patel – 35% and Mr. Woodworth – 35%. However, the Compensation Committee retains the authority to exceed that amount for exemplary performance. The threshold and maximum bonus payments for our named executive officers for 2013 were at the discretion of the Compensation Committee. Actual payments made in March 2014 are reflected in the Summary Compensation Table above.

(2)	The grant date fair value of the option awards is calculated in accordance with FASB ASC Topic 718.

For a discussion of our Stock Plan and these grants, see “Compensation Discussion and Analysis—Analysis of Specific Compensation Programs—2010 Stock Plan” above.

The following table sets forth information concerning the number and value of unexercised stock options and restricted stock awards, which were the only Furiex equity awards then outstanding, held by each named executive officer as of December 31, 2013. All of the option grants in this table vest one-third per year on each of the first, second and third anniversary dates of the grant with the exception of options expiring on May 9, 2021. These options expiring May 9, 2021 vest over a two-year period, with one-third vested immediately upon the grant date and one-third vesting on each of the first and second anniversary dates of the grant. All of the restricted stock awards, except 1,000 shares granted to Mr. Patel upon his becoming our Chief Financial Officer, vest in two equal installments on the first and second anniversary dates of the grant. Mr. Patel’s November 15, 2013 restricted stock grant of 1,000 shares will vest in accordance with the same terms as those granted to Mr. Patel in June 2013.

Outstanding Equity Awards at Fiscal Year-End 2013

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (per Share)	Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)
Name
June S. Almenoff	131,718	-	$9.11	6/17/2020	17,600	$739,376
	46,000	-	15.00	5/9/2021	-	-
	43,939	21,970	13.16	10/3/2021	-	-
	3,456	6,912	17.80	2/24/2022	-	-
Paul S. Covington	45,691	-	9.11	6/17/2020	12,200	512,522
	26,000	-	15.00	5/9/2021	-	-
	25,296	12,648	13.16	10/3/2021	-	-
	3,456	6,912	17.80	2/24/2022	-	-
Gail F. McIntyre	55,691	-	9.11	6/17/2020	11,100	466,311
	26,000	-	15.00	5/9/2021	-	-
	25,296	12,648	13.16	10/3/2021	-	-
	3,456	6,912	17.80	2/24/2022	-	-
Sailash I. Patel	59,288	-	9.11	6/17/2020	10,100	424,301
	20,000	-	15.00	5/9/2021	-	-
	19,762	9,882	13.16	10/3/2021	-	-
	2,764	5,530	17.80	2/24/2022	-	-
Marshall H. Woodworth	10,255	-	9.11	6/17/2020	10,200	428,502
	4,000	-	15.00	5/9/2021	-	-
	-	9,882	13.16	10/3/2021	-	-
	-	5,530	17.80	2/24/2022	-	-

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2013.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Name
June S. Almenoff	-	$-	-	$-
Paul S. Covington	30,000	953,259	-	-
Gail F. McIntyre	20,000	617,800	-	-
Sailash I. Patel	-	-	-	-
Marshall H. Woodworth	83,678	2,468,954	-	-

The terms of our retention and severance for all of our executive officers are described under the heading “Change in Control and Severance Benefits” in the “Compensation Discussion and Analysis” section of this Proxy Statement. If the severance payments called for in the agreements for Dr. Almenoff, Dr. Covington, Dr. McIntyre, and Mr. Patel were to be triggered on December 31, 2013, we would be obligated to make the following payments:

Potential Payments on Change of Control

	Lump Sum	Benefits ($ per year) and (# of Years) (1)		Value of Options and Restriced Stock that Would Vest (2)	Total
Name
June S. Almenoff	$1,154,649	$26,249	(2 years)	$1,540,550	$2,747,697
Paul S. Covington	449,415	20,314	(1 year)	1,044,756	1,514,485
Gail F. McIntyre	411,661	552	(1 year)	998,545	1,410,758
Sailash I. Patel	351,939	27,461	(1 year)	843,278	1,222,678

(1)	The dollar amount in this column is based on the cost of benefits as of December 31, 2013. Actual costs for the covered year(s) could differ.

(2)

The value of options and restricted stock that would vest equals (i) the number of options that would vest times the difference between $42.01, the closing price of the Company’s common stock on Nasdaq on December 31, 2013, and the exercise prices for the underlying stock options, plus (ii) the number of unvested shares of restricted stock at December 31, 2013 times the closing price of the Company’s common stock on Nasdaq on December 31, 2013. As a result of announcement of our eluxadoline Phase III trial results, our stock price has increased significantly since December 31, 2013. On March 31, 2014, our stock closed at $87.00 per share. At that price, the value of options and restricted shares awards that would vest and total payments on a change of control would be: for Dr. Almenoff, $3,631,775 and $4,838,922; for Dr. Covington, $2,473,639 and $2,943,368; for Dr. McIntyre, $2,377,939 and $2,790,152, and for Mr. Patel, $1,991,063 and $2,370,463, respectively.

Compensation Committee Interlocks and Insider Participation

Dr. Corr, Chairman, Dr. Dixon, Dr. Kaldor and Mr. Ruscher each served on the Compensation Committee during 2013. No executive officer of the Company serves as a member of the compensation committee or board of directors of any other entity which has one or more executive officers serving as a member of the Furiex Board of Directors or Compensation Committee.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2013. The Committee has discussed with the independent registered public accounting firm the matters required to be communicated to those charged with governance by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the matters required to be reported to the Audit Committee by the independent registered public accounting firm pursuant to SEC Regulation S-X, Rule 2.07. The Committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Committee has also considered whether the provision of services other than the audit of the Company’s financial statements were compatible with maintaining D&T’s independence.

Based on the review and discussions referred to in the foregoing paragraph, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

The Board of Directors certifies that the Company has, and will continue to have, an Audit Committee that has at least three members, composed solely of directors each of whom: (1) meets the definition of independence in Rule 5605(a)(2) of the Nasdaq Stock Market listing rules; (2) meets the independence requirements in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934; (3) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three fiscal years; and (4) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Board of Directors further certifies that the Committee has at least one audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K, namely Stephen R. Davis. The Committee reviewed and reassessed the adequacy of its charter in February 2013.

The Audit Committee pre-approves the engagement of the Company’s independent auditor to render any audit services to the Company. The Audit Committee also pre-approves any other engagement of the Company’s independent auditor, which is limited to specified permitted non-audit services on a case-by-case basis. The Committee generally limits its pre-approval of non-audit services to a specified period of time and, for some services, to a maximum dollar amount.

Submitted by:                                                                THE AUDIT COMMITTEE

Stephen R. Davis, Chairman

Wendy L. Dixon

Stephen W. Kaldor

Fees Paid to the Independent Registered Public Accounting Firm

For the years ended December 31, 2012 and December 31, 2013, D&T performed professional services for the Company. The professional services provided by D&T and the fees billed for those services are set forth below.

Audit Fees

The aggregate fees billed by D&T for the integrated audit of the Company’s annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2012 and 2013, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during those fiscal years, were $317,250 and $401,293, respectively.

Audit-Related Fees

There were no fees billed by D&T for assurance and related services that were reasonably related to the audit or review of the Company’s financial statements for the fiscal years ended December 31, 2012 and 2013, and that are not included in the amounts disclosed above under the caption “Audit Fees.”

Tax Fees

There were no fees billed by D&T for tax services for the fiscal year ended December 31, 2012. The aggregate fees billed by D&T for tax services for the fiscal year ended December 31, 2013 were $269,029.

All Other Fees

The aggregate fees billed by D&T for services other than those reported above under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were $2,000 for each of the fiscal years ended December 31, 2012 and 2013. These fees related to a subscription to an on-line accounting research database.

Related-Party Transactions

NASDAQ rules and the charters of the Audit Committee and Nominating and Governance Committee of the Board of Directors require any related-party transaction to be reviewed and approved by either or both committees based on the nature of the transaction. A related-party transaction is any transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. To properly process related-party transactions, the Board of Directors has adopted written procedures for such transactions between the Company or any of its subsidiaries and any director, nominee for director, executive officer or holder of more than 5% of the Company’s voting stock, and any immediate family member of such persons.

Each director and executive officer of the Company must provide annually to the Company’s Secretary a list of any existing or potential related-party transactions and the material facts about such transactions. The Secretary will provide the information, as well as her assessment of any transaction, to the Audit or Nominating and Governance Committee, as appropriate based on the subject matter, for its review. The relevant committee will consider the transaction at its next meeting unless the chair calls a special meeting to consider the transaction. In accordance with the committee charters, any related-party transaction must be approved in advance by a majority of the disinterested committee members.

In September 2013, we entered into a loan agreement with Fredric N. Eshelman, our chairman of the board and largest stockholder. This $15.0 million borrowing bears interest at a fixed rate of 9.00%. Interest accrues daily and is payable on the first day of the following month, in arrears. This loan becomes due and payable on the earlier of January 1, 2019 or 91 days after our loan with Midcap Funding LLC and Silicon Valley Bank has been paid in full. Principal payments of $166,667 on the Eshelman loan agreement begin on October 1, 2014, and continue on a monthly basis thereafter through and including the maturity date. Our obligations under the Eshelman loan agreement are secured by a second priority lien on substantially all of our existing and after-acquired assets, excluding intellectual property (but including the proceeds thereof). Our obligations are also secured by a second priority lien on the equity interests of the Company in our subsidiaries. The Eshelman Loan is subordinate to our loan with MidCap Funding LLC and Silicon Valley Bank.

As of March 31, 2014, $15.0 million of principal remained outstanding. From September 30, 2013, to and including March 31, 2014, we repaid $0.6 million in interest on the loan.

Deadline for Receipt of Stockholder Proposals

Stockholder proposals to be included in the proxy statement for our next annual meeting of stockholders must be received by the Company not later than December 11, 2014. Under the Company’s bylaws, stockholder proposals to be considered at our next annual meeting must be received by the Company not later than 60 days prior to that meeting. All submissions must comply with all of the requirements of the Company’s bylaws and Rule 14a-8 of the Securities Exchange Act. Proposals should be mailed to Donald  R. Reynolds, Secretary, Furiex Pharmaceuticals, Inc., 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which we do not have notice prior to February 24, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and stockholders are required by regulations under the Securities Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that during 2013 all of our officers, directors and stockholders described above complied with all Section 16(a) filing requirements.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as filed with the SEC is accessible free of charge at http://investor.furiex.com/secfiling.cfm?filingID=1437749-14-4302 . It contains audited financial statements covering our fiscal years ended December 31, 2011, 2012 and 2013. You can request a copy of our Annual Report on Form 10-K free of charge by calling Sailash I. Patel, Chief Financial Officer and Vice President, Strategic Development, at (919) 456-7814 or mailing a request to Mr. Patel at Furiex Pharmaceuticals, Inc., 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560. Please include your contact information with the request.

By Order of the Board of Directors

/s/ June S. Almenoff

June S. Almenoff, M.D., Ph.D.

President and Chief Medical Officer

☐	■

FURIEX PHARMACEUTICALS, INC.

3900 Paramount Parkway, Suite 150

Morrisville, North Carolina 27560

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Sailash I. Patel and Donald R. Reynolds as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Furiex Pharmaceuticals, Inc. held of record by the undersigned on April 4, 2014, at the Annual Meeting of Stockholders to be held at the Umstead Hotel, 100 Woodland Pond Drive, Cary, North Carolina 27513, on May 22, 2014, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF

FURIEX PHARMACEUTICALS, INC.

May 22, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/26348/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20630300000000000000 0 052214

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" FOR PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election as director of the nominees listed below (except as marked to the contrary below).

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ June S. Almenoff, M.D., Ph.D.
- ○ Peter B. Corr, Ph.D.
- ○ Stephen R. Davis
- ○ Wendy L. Dixon, Ph.D.
- ○ Fredric N. Eshelman, Pharm.D.
- ○ Stephen W. Kaldor, Ph.D.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. The ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
3. The approval of the compensation of the named executive officers.	☐	☐	☐

In its discretion, the proxy is authorized to vote on such other matters as may properly come before the annual meeting and at any adjournment(s) thereof.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2013 Annual Report to Stockholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.